As filed with the Securities and Exchange Commission on August 3, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)
5900 Princess Garden Parkway
7th Floor
Lanham, MD 20706
(301) 306-1111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alfred C. Liggins, III
President and Chief Executive Officer
Radio One, Inc.
5900 Princess Garden Parkway
7th Floor
Lanham, MD 20706
(301) 306-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David H. Engvall, Esq.
Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 662-6000

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to Be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Class D Common Stock, par value $.001 per share	1,809,648	$13.06	$23,634,002.88	$2,781.72

(1)	This registration statement also shall include additional shares of common stock that may be issued or become issuable with respect to these shares as a result of a stock split, stock dividend or similar transaction.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of registration fee, based upon the average of the high and low prices on July 28, 2005, as reported on the Nasdaq Stock Market.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 3, 2005
PROSPECTUS
RADIO ONE, INC.
1,809,648 Shares
Class D Common Stock
     This prospectus relates to resales by selling stockholders of shares of Class D common stock of Radio One, Inc. We will not receive any proceeds from this offering. The selling stockholders, security holders of Reach Media, Inc., acquired their shares of our common stock in connection with our acquisition of 51% of the common stock of Reach Media, Inc.
     Our Class D common stock is traded on the Nasdaq Stock Market under the symbol “ROIAK.” On August 2, 2005, the last reported sale price of our Class D common stock on the Nasdaq Stock Market was $13.57 per share.
     We will not be paying any underwriting discounts or commissions in connection with this offering.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS.
The date of this prospectus is                , 2005.

TABLE OF CONTENTS

Incorporation of Documents By Reference	2
Cautionary Note Regarding Forward-Looking Statements	2
Summary	3
Risk Factors	4
Use of Proceeds	8
Selling Stockholders	8
Plan of Distribution	9
Legal Matters	11
Independent Registered Public Accounting Firm	11
Where You Can Find Additional Information	11
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Radio One,” “we,” “our” or similar references mean Radio One, Inc. together with its subsidiaries.

INCORPORATION OF DOCUMENTS BY REFERENCE
     Important business and financial information about Radio One, Inc. is “incorporated by reference” into this prospectus. This means that we are disclosing important information to you by referring you to certain documents we have filed with the SEC rather than including the information in this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination or expiration of this exchange offer:
•	our annual report on Form 10-K/A for the fiscal year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005; and

•	our current reports on Form 8-K dated June 9, 2005 and June 17, 2005.
     Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains statements about future events and expectations, or forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “targets,” “projects” and similar expressions, we do so to identify forward-looking statements. We cannot guarantee that we will achieve these plans, intentions or expectations. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. These assumptions could prove inaccurate. See “Risk Factors.”
     You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

SUMMARY
     This summary highlights certain information concerning our business. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in “Risk Factors” before deciding whether to purchase an of the shares being offered under this prospectus. When used in this prospectus, the terms “Radio One,” “we,” “our,” and “us” refer to Radio One, Inc. and its consolidated subsidiaries, unless otherwise specified.
Radio One, Inc.
     We are one of the largest radio broadcasting companies in the United States and the leading radio broadcasting company primarily targeting African-Americans. Founded in 1980, we own and/or operate 69 radio stations in 22 markets. Of these stations, 39 (29 FM and 10 AM) are in 14 of the top 20 African-American markets.
     We are led by our Chairperson and co-founder, Catherine L. Hughes, and her son, Alfred C. Liggins, III, our Chief Executive Officer and President, who together have approximately 50 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully implemented a strategy of acquiring and turning around underperforming radio stations. Our strategy for our radio broadcasting business is to continue to expand within our existing markets and into new markets that have a significant African-American presence. We will achieve this strategy through acquisitions of new radio stations and organic growth of our existing radio stations. We believe radio broadcasting primarily targeting African-Americans continues to have significant growth potential and that we have a competitive advantage in the African-American market and the radio industry in general, due to our focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise.
     We believe that our experience in the African-American market and our substantial radio listener base provides us with a competitive advantage in other complementary media businesses, such as cable television networks, programming content development and Internet-based services. Together with an affiliate of Comcast Corporation, we launched TV One, an African-American targeted cable television network, in January 2004. We also currently program one channel on XM Satellite Radio. In February 2005, we completed the acquisition of 51% of the common stock of Reach Media, Inc. (“Reach Media”). Reach Media commenced operations in 2003 and was formed by Tom Joyner, its Chairman, and David Kantor, its Chief Executive Officer, to operate the Tom Joyner Morning Show and related businesses. Mr. Joyner is a leading, nationally-syndicated radio personality.
Recent Developments
Stock Repurchase Program
     On June 6, 2005, we announced that our board of directors had authorized a stock repurchase program for up to $150.0 million of our Class A and Class D common stock over an 18-month period, with the amount and timing of repurchases based on stock price, general economic and market conditions, certain restrictions contained in agreements governing our bank credit facilities and subordinated debt and certain other factors.
New Credit Facility
     In June 2005, we entered into a new credit facility (the "Credit Agreement") with a syndicate of banks. The term of the Credit Agreement is seven years and the total amount available under the Credit Agreement is $800.0 million, consisting of a $500.0 million revolving facility and a $300.0 million term loan facility. Borrowings under the bank credit facilities are subject to compliance with provisions of the Credit Agreement, including but not limited to financial covenants. We may use the proceeds from the bank credit facilities for working capital, capital expenditures made in the ordinary course of business and other lawful corporate purposes, for our common stock repurchases, and for direct and indirect investments permitted under the Credit Agreement. Simultaneous with entering into the new credit facility, we borrowed $437.5 million under the new facility to retire all outstanding obligations under our previous credit facility.
     Radio One, Inc. is a Delaware corporation. The principal executive offices of Radio One are located at: Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706. The phone number is (301) 306-1111.

RISK FACTORS
     You should carefully consider the risks described below in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus before deciding whether to purchase any shares being offered under this prospectus. You should also carefully consider the information set forth in our annual report on Form 10-K/A for the fiscal year ended December 31, 2004 under the heading “Risk Factors.”
Risks Related to Our Business
     Our future operating results could be adversely affected by a number of risks and uncertainties, certain of which are described below. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the risks described below actually occur, our business, results of operations and financial condition could be materially and adversely affected.
Decreased spending by advertisers can adversely affect our revenue and operating results.
     Substantially all of our revenue is derived from sales of advertisements and program sponsorships on our stations to local and national advertisers. Generally, advertising tends to decline during economic recession or downturn. As a result, our advertising revenue is likely to be adversely affected by a recession or downturn in the United States economy, the economy of an individual geographic market in which we own or operate radio stations, or other events or circumstances that adversely affect advertising activity.
We may lose audience share and advertising revenue to competing radio stations or other types of media competitors.
     We operate in a highly competitive industry. Our radio stations compete for audiences and advertising revenue with other radio stations and station groups, as well as with other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, the Internet and direct mail. Audience ratings and market shares are subject to change. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets. Other radio broadcasting companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenue. In addition, from time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by us to respond, or to respond as quickly as our competitors, could have an adverse effect on our business and financial performance. We cannot assure you that we will be able to maintain or increase our current audience ratings and advertising revenue.
We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.
     The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies, which may impact our business. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being, or have been, developed, including the following:
•	satellite delivered digital audio radio service, which has resulted in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs;

•	audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats; and

•	digital audio and video content available for listening and/or viewing on the Internet and/or available to be downloaded to portable devices.
     We cannot assure you that we will be able to adapt effectively to these new media technologies.
The loss of key personnel, including on-air talent, could disrupt the management and operations of our business.
     Our business depends upon the continued efforts, abilities and expertise of our executive officers, including our chief executive officer, chief financial officer, chief operating officer and chief administrative officer, and other key employees, including on-air personalities. We believe that the unique combination of skills and experience possessed by our executive officers could be difficult to replace, and that the loss of any one of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. Additionally, we employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. We cannot be assured that these individuals will remain with us or will retain their current audiences.
Our acquisition strategy could be hampered by a lack of attractive opportunities or other risks associated with integrating the operations, systems and management of the radio stations we acquire.
     Our acquisition strategy depends significantly on our ability to identify underperforming radio stations or stick stations in attractive markets, to purchase such stations at a reasonable cost and to increase revenue, cash flow and ratings from such radio stations. Some of the material risks that could hinder our ability to implement this strategy include:
•	increases in prices for radio stations due to increased competition for acquisition opportunities;

•	reduction in the number of suitable acquisition targets;

•	failure or unanticipated delays in completing acquisitions due to difficulties in obtaining required regulatory approval, including possible difficulties in obtaining antitrust approval for acquisitions in markets where we already own multiple stations or potential delays resulting from the uncertainty arising from legal challenges to the FCC’s adoption of new broadcast ownership rules;

•	difficulty in integrating operations and systems and managing a large and geographically diverse group of radio stations;

•	failure of some acquisitions to prove profitable or generate sufficient cash flow;

•	issuance of large amounts of common stock in order to purchase radio stations;

•	need to finance acquisitions through funding from the credit or capital markets; and

•	inability to finance acquisitions on acceptable terms.
Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.
     Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and are renewable. Our radio broadcasting licenses expire at various times through October 1, 2012. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, we are subject to extensive and changing regulation by the FCC with respect to such matters as programming, indecency standards, technical operations, employment and business practices. If we or any of our significant stockholders, officers, or directors violate the FCC’s rules and regulations or the Communications Act of 1934, or is convicted of a felony, the FCC may commence a proceeding to impose fines or sanctions upon us. Examples of possible sanctions include the imposition of fines, the renewal of one or more of our broadcasting licenses for a term of fewer than eight years or the revocation of our broadcast licenses. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.
There is significant uncertainty regarding the FCC’s media ownership rules, and such rules could restrict our ability to acquire radio stations.
     The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses.
     In June 2003, the FCC issued a media ownership decision which substantially altered its television, radio and cross-media ownership restrictions (the “2003 rules”). The FCC’s media ownership restrictions apply to parties that hold “attributable” interests in broadcast station licensees. With respect to radio, the 2003 rules, among other things, (a) retained the pre-existing numerical limits on the permissible number of radio stations in FCC-defined local radio markets in which a party may co-own or have an attributable interest; (b) redefined local radio markets to rely on Arbitron Metro Survey Areas (Arbitron Metros) (in portions of the country where they exist) in place of the contour-overlap methodology previously used; (c) grandfathered existing local radio combinations that conflict with the 2003 rules based on the Arbitron Metro definition of local radio markets until the combination is sold; (d) provided that a contract to sell more than 15% per week of the advertising time on another in-market radio station (Joint Sales Agreement or JSA) constitutes an attributable interest; and (e) replaced radio-TV and daily newspaper-broadcast cross-ownership rules with a more relaxed single set of new cross-media ownership restrictions. In addition, the FCC instituted a rulemaking to determine how to define local radio markets in areas outside Arbitron Metros.
     The 2003 rules were challenged in court. The challenges were consolidated before the U.S. Court of Appeals for the Third Circuit, which initially issued a stay of the 2003 rules before they became effective and subsequently remanded many of them to the FCC for further proceedings, keeping the judicial stay in place and retaining jurisdiction. As a result, the FCC continued to apply the rules in effect before the stay. The FCC also filed a petition to partially lift the judicial stay as it relates to the new local radio ownership restrictions. The Third Circuit lifted the stay as it relates to the FCC’s decision to (i) make JSAs an attributable interest, (ii) define local radio markets based on Arbitron Metros, and (iii) grandfather certain local radio combinations only until the combination is sold. The court declined to lift the stay as to “matters pertaining to numerical limits on local radio ownership and the AM ‘subcap’.” In response, the FCC revised its application forms for transfers of control and assignments of licenses to incorporate these aspects of the 2003 rules, and the FCC is now applying such revisions to all pending and new applications.
     The FCC’s media ownership rules remain in flux and subject to further agency and court proceedings. Certain of the parties to the Third Circuit’s decision requested review by the U.S. Supreme Court, which request was denied. At the FCC, the 2003 rules are currently on remand from the Third Circuit and the FCC has not yet instituted further proceedings. Also, the FCC has not yet ruled on pending petitions for reconsideration of the decision adopting the 2003 rules.
     In addition to the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock.

Increased enforcement by FCC of its indecency rules against the broadcast industry.
     The FCC has recently indicated that it is enhancing its enforcement efforts relating to the regulation of indecency and has threatened to initiate license revocation proceedings against a broadcast licensee who commits a “serious” indecency violation. Legislation that passed in the House and will be offered in the Senate would dramatically increase the penalties for broadcasting indecent programming and potentially subject broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. In addition, the FCC’s heightened focus on the indecency regulatory scheme, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations.
Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which our common stockholders may vote, and their interests may conflict with yours.
     As of March 31, 2005, our Chairperson and her son, our President and Chief Executive Officer (“CEO”), collectively held approximately 56.6% of the outstanding voting power of our common stock. As a result, our Chairperson and the CEO will control most decisions involving us, including transactions involving a change of control, such as a sale or merger. In addition, certain covenants in our debt instruments require that our Chairperson and the CEO maintain a specified ownership and voting interest in us, and prohibit other parties’ voting interests from exceeding specified amounts. In addition, the TV One operating agreement provides for adverse consequences to Radio One in the event our Chairperson and CEO fail to maintain a specified ownership and voting interest in us. Our Chairperson and the CEO have agreed to vote their shares together in elections of members of the board of directors.
Our substantial level of debt could limit our ability to grow and compete.
     As of March 31, 2005, we had indebtedness of $937.5 million. On June 13, 2005 we borrowed $437.5 million under our new bank credit facilities to retire all outstanding obligations under or previous credit facilities. Borrowings under the bank credit facilities are subject to compliance with provisions of our Credit Agreement, including but not limited to the financial covenants. Currently, we are permitted to borrow up to an additional $130.0 million under our new bank credit facility, taking into consideration the covenants under the Credit Agreement. See “Summary—Recent Developments—New Credit Facility.” We may reborrow under our revolving credit facility as needed to fund our working capital needs, for general corporate purposes and to fund permitted acquisitions and investments. A portion of our indebtedness bears interest at variable rates. Our substantial level of indebtedness could adversely affect us for various reasons, including limiting our ability to:
•	obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

•	have sufficient funds available for operations, future business opportunities or other purposes;

•	compete with competitors that have less debt than we do; and

•	react to changing market conditions, changes in our industry and economic downturns.
Risks Related to Our Common Stock
Future sales of our common stock may depress our stock price.
     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of options and warrants) in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. For example, following an acquisition, a significant number of shares of our common stock held by new stockholders may become freely tradable or holders of registration rights could cause us to register their shares for resale. Sales of these shares of common stock held by existing stockholders could cause the market price of our common stock to decline.

USE OF PROCEEDS
     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.
SELLING STOCKHOLDERS
     We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below. We issued the shares to the selling stockholders in a private placement transaction in connection with our acquisition of 51% of the common stock of Reach Media, Inc. We agreed to register the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, to resell the shares.
     The following table sets forth certain information provided to us by the selling stockholders, including the name of each selling stockholder, the number of shares of our common stock beneficially owned by each selling stockholder as of August 3, 2005, the number of shares that may be offered under this prospectus and the number of shares of our common stock beneficially owned by each selling stockholder after this offering is completed. Except as set forth in the table below, none of the selling stockholders has had a material relationship with us within the past three years. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each selling stockholder may offer under this prospectus. The selling stockholders may sell some, all or none of their shares.

	Number of Shares		Number of Shares
	Beneficially	Number of	Beneficially
	Owned Prior to	Shares Being	Owned After
Name	Offering	Offered	Offering(1)
Thomas E. Joyner(2)	725,274	725,274	___
Thomas Elliot Joyner 2004 Retained Annuity Trust u/a/d November 10, 2004(3)	710,911	710,911	___
David M. Kantor(2)	3,473	3,473	___
Rosemarc Partners Ltd(4)	343,840	343,840	___
Julia Atherton(5)	13,075	13,075	___
Royce B. West(6)	13,075	13,075	___

(1)	Assumes the sale of all shares being offered.

(2)	Mr. Joyner and Mr. Kantor are employees and directors of Reach Media, Inc.

(3)	Thomas Elliot Joyner 2004 Retained Annuity Trust u/a/d November 10, 2004 is a trust established by Mr. Joyner the beneficiaries of which are Oscar Joyner and Thomas Joyner, Jr.

(4)	Rosemarc Partners Ltd is a Texas partnership under the control of Mr. Kantor.

(5)	Ms. Atherton is an employee of Reach Media, Inc.

(6)	Mr. West was a director of Reach Media prior to the Reach Acquisition by Radio One.

PLAN OF DISTRIBUTION
     The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq Stock Market, on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The selling stockholders may also sell their shares in one or more of, or a combination of:
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus; and

•	an exchange distribution in accordance with the rules of an exchange.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:
•	the name of each selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.
     The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the brokerdealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the brokerdealer may sell the pledged shares under this prospectus.
     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be ‘underwriters’ within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.
     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     In the event of a distribution of the shares, the selling stockholders, any selling broker or dealer and any affiliated purchasers may be subject to Regulation M under the Exchange Act, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M also prohibits any bid or purchase for the purpose of pegging, fixing or stabilizing the price of our common stock in connection with this offering.
Registration Rights Agreement
     The following description is a summary of the material provisions of the registration rights agreement between Radio One and the selling stockholders. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines the restrictions placed upon the shares being offered by the Selling Shareholders.
     The selling stockholders have agreed to restrictions regarding the sale of the shares of common stock being offered pursuant to this prospectus. Until February 28, 2006, none of the shares subject to these restrictions may be sold or transferred. Commencing on February 28, 2006, all of the 1,809,648 shares may be sold or transferred pursuant to this prospectus. The shares being offered pursuant to this prospectus are also subject to a sales blackout period of up to sixty days should we determine that the disclosure of non-public, material information will be required as a result of this offering. Notwithstanding the foregoing, the selling stockholders may pledge, hypothecate or otherwise encumber their shares, provided the creditor or holder of the encumbrance expressly agrees that the shares are pledged subject to the terms and conditions of the registration rights agreement.
     We have agreed to use commercially reasonable efforts to keep the registration statement effective until the earlier of (i) such time as all of the shares of common stock offered pursuant to this prospectus have been sold or otherwise disposed of by the selling stockholders and (ii) the date that is eighteen (18) months after the effective date of the registration statement of which this prospectus is a part.
     The registration rights agreement also provides that the selling stockholders may not:
1.	effect any stabilization transactions or activity in contravention of Regulation M under the Exchange Act of 1934;

2.	permit any affiliated purchaser to bid for or purchase any share in contravention of Regulation M under the Exchange Act of 1934; or

3.	sell any of the shares being offered under this prospectus without notifying Radio One fifteen days prior to such sale.
     We will bear all printing, registration and filing fees and our own legal and accounting fees in connection with the registration of the shares. The selling stockholders will bear their own legal fees and costs and all commissions, discounts and expenses of underwriters or brokers, if any, attributable to the sales of the shares. We and the selling stockholders have agreed to indemnify each other against certain liabilities that could arise from the registration and sale of the shares.

LEGAL MATTERS
     The validity of the securities being offered hereby will be passed upon by Covington & Burling, Washington, DC.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The consolidated financial statements of Radio One, Inc. incorporated by reference in Radio One, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2004 including schedules appearing therein, and Radio One, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN ADDITIONAL INFORMATION
     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

Securities and Exchange Commission registration fee	$2,782
Accounting fees and expenses	5,000
Legal fees and expenses	25,000
Printing and miscellaneous expenses	3,000

Total	$35,782

Item 15. Indemnification of Officers and Directors
     Radio One is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.
     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Amended and Restated Certificate of Incorporation of Radio One provides for indemnification of its directors and officers to the fullest extent permitted by applicable law.

Item 16. Exhibits and Financial Statement Schedules
     (a) Exhibits

Exhibit No.	Description of Document
5.1	Opinion of Covington & Burling.
10.1	Registration Rights Agreement.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Covington & Burling (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this form of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on August 3, 2005.

Radio One, Inc.
By:	/s/ Alfred C. Liggins, III
Alfred C. Liggins, III
President and Chief Executive Officer

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Alfred C. Liggins, III, Scott R. Royster, Linda J. Vilardo and John W. Jones, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and any additional registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the ‘SEC’), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Radio One to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Alfred C. Liggins, III	Director, President and Chief Executive Officer	August 3, 2005

Alfred C. Liggins, III

/s/ Catherine L. Hughes	Chairperson and Secretary	August 3, 2005

Catherine L. Hughes

/s/ Terry L. Jones	Director	August 3, 2005

Terry L. Jones

/s/ Brian W. McNeill	Director	August 3, 2005

Brian W. McNeill

/s/ L. Ross Love	Director	August 3, 2005

L. Ross Love

/s/ D. Geoffrey Armstrong	Director	August 3, 2005

D. Geoffrey Armstrong

/s/ Ronald E. Blaylock	Director	August 3, 2005

Ronald E. Blaylock

Executive Vice President,
/s/ Scott R. Royster	Chief Financial Officer and Principal Accounting Officer	August 3, 2005

Scott R. Royster

INDEX TO EXHIBITS

Exhibit No.	Description of Document
5.1	Opinion of Covington & Burling.
10.1	Registration Rights Agreement.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Covington & Burling (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).